MODIFICATION AGREEMENT

         This Modification Agreement ("Agreement") is made and entered into effective as of March 25, 1997, by and among LifeRate Systems, Inc., a Minnesota corporation ("LifeRate"), Anthony Furnary, M.D., a resident of Portland, Oregon ("Furnary"), and APF, LLC an Oregon limited liability company ("APF").

                                    RECITALS

A. LifeRate, Furnary and APF entered into the "CORIS" Computer Software Purchase Agreement, dated July 2, 1995 (the "Prior Agreement").

B. The parties desire to amend the Prior Agreement as set forth herein and to provide for the continuing services of Furnary to LifeRate.

         ACCORDINGLY, the parties hereby agree as follows:

1. Article I. Article I is hereby amended as follows:

         (a) Section 1.3 is amended in its entirety to read as follows:

         1.3 "Gross Billings" means the gross revenues of LifeRate, its licensees or any successor or assign related to the Products. Gross Billings shall include, without limitation, all revenue derived from the Products or any services related to the Products, including all revenue derived from the licensing, leasing, renting, or sale of the Products or the provision of installation, consulting, maintenance, support, customization or development services related to the Products. In the case of fees for development services which exceed $500,000 for a particular product or group of related products, the parties agree to discuss the appropriateness of whether the royalties payable under
         Section 6.1 hereof should apply to less than all of such development fees. As of the date of the Modification Agreement, Gross Billings to date constitutes the entire gross revenues of the Company (defined as "Net Revenues" in the Company's Annual Report on Form 10-KSB). In the event LifeRate chooses to sublicense the Products or to distribute the Products through independent distributors rather than directly, Gross Billings will be the fees paid by the sublicensee or distributor to the Company, provided that, for any transactions over a 12-month period where the aggregate price to be paid is in excess of $500,000 (a "Material Transaction"), the price paid by such sublicensees or distributors represents no more than a 40 percent discount from the Company's published or standard list price. In the event that with respect to any Material Transaction, the actual discount granted is greater than 40 percent, Gross Billings shall be calculated as though the discount were 40 percent.

         (b) A new Section 1.4 is added as follows:

         1.4 "LifeRate System" shall mean the LifeRate system, including all current components of the LifeRate system (identified on Exhibit A hereto), all extensions of the current system (or the use of specific methodologies embodied in the current system) into other medical practice areas which extensions or methodologies are developed during the term of this Agreement and all upgrades and modifications thereto.

2. Article III of Prior Agreement. Article III of the Prior Agreement is hereby deleted in its entirety, and none of the parties shall have any further obligations thereunder.

3. Article IV of Prior Agreement. Since the Effective Date, LifeRate acknowledges that Furnary has functioned as a primary system architect and has directed the clinical design of the LifeRate system, including co-design of the database structure, co-invention of the inventions claimed in the patent application entitled "System for Multistate Display Representation of Conditions" and in the patent application currently being prepared concerning "flexidate technology," and other data entry software tools incorporated in the Products. Accordingly, Article IV of the Prior Agreement is hereby amended by adding Section 4.3 at the end thereof:

         4.3 Other Intellectual Property Rights. Furnary and APF acknowledge and agree, that except as expressly set forth in this Agreement, neither Furnary nor APF has any right, title or interest in any intellectual property rights related to the Products or the LifeRate System, including, but not limited to, any inventions, copyrights, trade secrets, trademarks or confidential information embodied in source code or object code, regardless of whether or not Furnary or APF or any of its employees or agents, conceived, developed or reduced to practice any such intellectual property rights ("Intellectual Property Rights"). Furnary and APF hereby assign all of their right, title and interest in and to any Intellectual Property Rights to LifeRate. To the extent that any Intellectual Property Rights qualify as "work made for hire" as defined in 17 U.S.C. Section 101 (1976), as amended, such any Intellectual Property Rights shall constitute "work made for hire" and, as such, shall be the exclusive property of LifeRate.

4. Article VI of Prior Agreement. Article VI of the Prior Agreement is hereby amended in its entirety as follows:

         6.1 Royalties.

         (a) Royalty Payments to APF. In consideration of the sale of CORIS to LifeRate, LifeRate shall pay to APF, its successors or assigns, a royalty equal to: (i) Seven and Five/Tenths Percent (7.5%) of Gross Billings from the date of the first licensing or sale of any of the Products (which the parties acknowledge to be the licensing of the Products to Atlanta Cardiology Group in January 1995) through March 31, 1997, after which date no royalties shall become owing to APF under this Prior Agreement or under this Modification Agreement until the following clauses become applicable; (ii) Three Percent (3.0%) of Gross Billings received after the earlier of (a) January 1, 1999 or (b) the date LifeRate achieves Cumulative Revenues (as defined below) of Twenty Million Dollars ($20,000,000), and such royalty rate shall continue until LifeRate achieves Cumulative Revenues of One Hundred Million Dollars ($100,000,000); and (iii) Three and Six/Tenths Percent (3.6%) of Gross Billings in excess of One Hundred Million Dollars ($100,000,000).

         (b) LifeRate shall pay the royalties due to APF for the preceding calendar quarter, within thirty (30) days after the last day of each calendar quarter.

         (c) "Cumulative Revenues" means the gross revenues of LifeRate calculated on a cumulative basis since its inception as a company, as reported on LifeRate's publicly available financial statements (identified therein as "net revenues"). For the year ended December 31, 1996, the Company's gross revenues, as reported in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, were $615,585, Cumulative Revenues through December 31, 1996 were $1,190,300.

         (d) Foreign Currencies. The royalty on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter. Royalty payments to APF shall be in U.S. Dollars. All non-U.S. taxes related to royalty payments shall be paid by LifeRate and are not deductible from the payments due APF.

         (e) Revenue in Kind. Gross Billings include consideration or value of any kind whatsoever. If revenue is paid in a form other than cash, the non-cash consideration shall be accounted for at fair value.

         6.2 Milestone Royalty Payments. In consideration of the sale of CORIS to LifeRate, LifeRate shall pay APF milestone royalties as follows: (i) One Hundred Thousand Dollars ($100,000) within five (5) business days of the completion by LifeRate of its next round of financing involving the sale of its equity securities raising gross proceeds to LifeRate of at least Five Million Dollars ($5,000,000), provided that if LifeRate does not successfully complete such financing by June 30, 1997, the parties shall mutually agree upon a method to provide to APF the net present value of One Hundred Thousand Dollars ($100,000); (ii) One Hundred Fifty Thousand Dollars ($150,000) within forty-five (45) days of the end of the calendar quarter in which LifeRate first achieves cumulative Gross Billings of more than Twenty Million Dollars ($20,000,000); and (ii) Two Hundred Thousand Dollars ($200,000) within forty-five (45) days of the end of the calendar quarter in which LifeRate first achieves cumulative Gross Billings of more than Fifty Million Dollars ($50,000,000). If LifeRate does not achieve the cumulative Gross Billings as set forth in clauses (ii) and (iii) of the foregoing sentence, LifeRate shall have no obligation to make such milestone royalty payments.

         6.3 Records. LifeRate shall maintain accurate records of all billings and sales related to the Products. LifeRate shall submit to APF, within 45 days after the end of each calendar quarter, a clearly itemized statement setting forth: the identity of each end-user customer from which Gross Billings were received during each quarter, the amount of Gross Billings received from such customer during such quarter, and the royalty due on the aggregate gross billings for such quarter, and the calculations upon which such royalty was based. A statement setting forth such information for such quarter through December 31, 1996 is attached as Schedule 2. LifeRate shall permit APF and its agents, upon reasonable advance notice, to inspect, audit and analyze all of LifeRate's records related to the Products or to Gross Billings.

         6.4 Duration of Royalty. The parties acknowledge and agree that APF shall continue to receive royalty payments as set forth herein, notwithstanding: (i) the Products become public information; (ii) any of the Products are sold, assigned or otherwise transferred by LifeRate to a third party; or (iii) the death of Furnary.

         6.5 Right of First Refusal. Upon receipt by LifeRate of a bona fide offer to purchase any of the CORIS(TM) and CORIS(TM) Related Items, LifeRate shall provide written notice to APF of the receipt and terms of such offer. For a period of thirty (30) days after receipt of such notice, APF shall have the option to purchase the products identified in the notice on the terms stated in the offer. Such option must be exercised in writing. In the event of a timely exercise of APF's option rights hereunder, the purchase of the Product(s) by APF shall be closed within sixty (60) days after the date the option is exercised. If APF fails to exercise its option as to any bona fide offer, LifeRate may proceed to sell the Product(s) identified in the offer to the offeror on the terms specified in the original offer. APF's failure to exercise its option rights as to any bona fide offer will not effect its option rights as to any Products not sold pursuant to the provisions of this paragraph.

         6.7 Prior Stock Option. On the Effective Date, LifeRate granted to APF the non-qualified right and option to purchase (the "Option") up to Twenty-Six Thousand (26,000) common shares of LifeRate, subject and pursuant ot the terms and provisions of the Stock Option Agreement, attached hereto as Exhibit B and incorporated in this Agreement by reference. LifeRate agrees to amend the Option and the Stock Option Agreement to provide that the exercise price of such options shall be $2 5/8 per share. Except as set forth herein, such prior option shall remain in effect in accordance with its terms.

         6.8 Buy-Out of Royalties. LifeRate may notify APF at any time during the term of the Consulting Agreement of LifeRate's interest in converting a portion or all royalties and milestone payments payable under this Agreement to a fully paid-up status by making a lump-sum payment to APF. Within a reasonable period of time thereafter, LifeRate and APF agree to enter into discussions concerning the amount of such lump-sum payment and the nature of the consideration such payment might take, including LifeRate stock or rights to acquire stock. If LifeRate and APF are able to reach a mutual agreement on all aspects of such lump-sum payment, then all royalties and other payments payable to APF hereunder shall terminate on the payment of such lump-sum. LifeRate agrees to pay all out-of-pocket expenses, including all professional fees, of APF incurred in connection with any such discussions, regardless of whether the parties reach mutual agreement concerning a buy-out. Nothing in this Section 6.8 shall be construed to imply that either party shall have a duty or obligation to modify the terms of this Agreement, and each party expressly reserves the sole discretion to determine whether any such modification is acceptable to such party and the failure of the parties to reach mutual agreement shall be not deemed a breach of this Agreement. Until any such mutual agreement is reached, if ever, this Agreement shall remain in full force and effect.

5. Section 10.1 of Prior Agreement. Section 10.1 of the Prior Agreement is hereby amended by adding the following at the end of the section:

         Notwithstanding the foregoing, the parties acknowledge that it will be impossible to measure the damages that would be suffered upon any breach of Article 4 and Section 6.5 of this Agreement and that in the event of any such failure, there shall not exist an adequate remedy at law. Either party shall, therefore, be entitled to obtain specific performance of the other party's obligations under Article 4 and
         Section 6.5 and to obtain immediate injunctive relief. Such other party shall not urge, as a defense to any proceeding for such specific performance or injunctive relief, that there exists an adequate remedy at law.

6. Definitions. All terms used in this Agreement in initial letters which are not otherwise defined herein shall have the meanings set forth in the Prior Agreement.

7. Effective Date. The amendments to the Prior Agreement as set forth herein shall be effective as of the effective date of this Agreement.

8. No Other Amendment. Except as specifically set forth herein, the Prior Agreement shall remain in full force and effect in accordance with its terms.

9. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10. Governing Law. This Agreement shall be governed by the laws of the state of Minnesota.

11. Entire Agreement. This Agreement, the Consulting Agreement and the Warrant and the Prior Agreement, as amended hereby, including the exhibits thereto constitute the entire agreement among the parties with respect to the matters contemplated by such agreements, and supersede any and all other written or oral promises or representations regarding such subject matter.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                          LIFERATE SYSTEMS, INC.

                                          By___________________________________

                                          Its__________________________________


                                          _____________________________________
                                          ANTHONY FURNARY, M.D.



                                          APF, LLC

                                          By___________________________________

                                          Its__________________________________